Exhibit 99.1

RCS CAPITAL CORPORATION
2014 STOCK PURCHASE PROGRAM
(As amended August 11, 2014)

Exhibit 99.1

RCS CAPITAL CORPORATION
2014 STOCK PURCHASE PROGRAM
(As amended August 11, 2014)

1.          Purpose.

The purpose of the RCS Capital Corporation 2014 Stock Purchase Program (the “Program”) is to encourage and enable select employees, Financial Advisors (as defined below) and executive officers of RCS Capital Corporation (the “Company”) and its Affiliates and Retail Advice Platform Subsidiaries (as defined below) to acquire proprietary interests in the Company through the ownership of Common Stock of the Company. The Company believes that participants in the Program will have a closer identification with the Company by virtue of their ability as stockholders to participate in the Company’s growth and earnings. The Program is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code, and Warrants granted under the Program are not intended to qualify as “incentive stock options” under Section 422 of the Code.

2.          Definitions.

The following words or terms have the following meanings:

(a)          “Acquisition Event” means a merger or consolidation in which the Company is not the surviving entity, any transaction that results in the acquisition of all or substantially all of the Company’s outstanding Common Stock by a single person or entity or by a group of persons and/or entities acting in concert, or the sale or transfer of all or substantially all of the Company’s assets. The occurrence of an Acquisition Event shall be determined by the Committee in its sole discretion.

(b)          “Affiliate” means, with respect to any Person, each of the following: (i) any Subsidiary; (ii) any Parent; (iii) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by such Person or one of its Affiliates; (iv) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which directly or indirectly controls 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of such Person; and (v) any other entity in which such Person or any of its Affiliates has a material equity interest and which is designated as an “Affiliate” by resolution of the Board.

(c)          “Board of Directors” or “Board” shall mean the Board of Directors of the Company.

(d)          “Cause” shall mean: (i) in the case of an (x) executive officer who is not an Employee, (y) Financial Advisor or (z) Employee where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Participant and his or her Employer on the Effective Date with respect to Section 5, or on the date of the grant of the Warrant with respect to any Warrants granted under Section 6 (or in either case where there is such an agreement but it does not define “cause” (or words of like import) or where it only applies upon the occurrence of a change in control and one has not yet taken place), termination due to: (i) a Participant’s conviction of, or plea of guilty or nolo contendere to, a felony; (ii) perpetration by a Participant of an illegal act that could cause significant economic injury to the Company or any of its Affiliates; (iii) a Participant’s insubordination, dishonesty, fraud, incompetence, moral turpitude, misconduct, refusal to perform his or her duties or responsibilities for any reason other than illness or incapacity or materially unsatisfactory performance of his or her duties as determined by the Committee in its sole discretion; or (iv) continuing willful and deliberate failure by the Participant to perform the Participant’s duties in any material respect, provided that the Participant is given notice and an opportunity to effectuate a cure as determined by the Committee; or (ii) in the case of Employee where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Participant and his or her Employer at the time of the grant of the Warrant that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, that with regard to any agreement under which the definition of “cause” only applies upon an occurrence of a change in control, such definition of “cause” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter.

(e)          “Change in Control” means and includes any of the following events: (i) any Person is or becomes the Beneficial Owner (as defined under Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the then outstanding securities of the Company, excluding (A) any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (x) of subsection (ii) below and (B) any Person who becomes such a Beneficial Owner through the issuance of such securities with respect to purchases made directly from the Company; or (ii) the consummation of a merger or consolidation of the Company with any other Person or the issuance of voting securities of the Company in connection with a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) pursuant to applicable stock exchange requirements, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) seventy percent (70%) or more of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the then outstanding securities of the Company; or (iii) the consummation of a sale or disposition by the Company of all or substantially all of the assets of the Company; or (iv) persons who, as of the Effective Date, constituted the Board (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to such date shall be considered an Incumbent Director if such person’s election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors.

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(f)          “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)          “Committee” shall mean (i) the Executive Committee of the Board of Directors, or (ii) a committee of the Company’s management appointed by the Executive Committee of the Board of Directors to administer the Program solely to the extent such appointed committee may act in accordance with applicable law.

(h)          “Common Stock” shall mean shares of the Company’s Class A common stock, par value $.001 per share.

(i)          “Company” shall mean RCS Capital Corporation, a corporation organized under the laws of Delaware (or any successor corporation).

(j)          “Effective Date” has the meaning set forth in Section 11.

(k)          “Employee” shall mean a person employed by an Employer. Employee shall also include, without limitation, any Realty Capital Securities Wholesaler.

(l)          “Employer” shall mean, as applicable, (i) the Company or an Affiliate of the Company, or (ii) a Retail Advice Platform Subsidiary.

(m)          “Eligible Individual” shall mean any Employee, any executive officer of the Company and its Affiliates, and any Financial Advisor.

(n)          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(o)          “Financial Advisor” shall mean a registered principal or registered representative of a broker-dealer or a person associated or registered with an investment adviser, and providing services through, the Company, a Retail Advice Platform Subsidiary or another Affiliate of the Company.

(p)          “Market Price” shall mean the closing price of a share of Common Stock as reported on the principal market, trading system or exchange on which the Common Stock is traded as of an applicable date, or, if such date was not a trading date, then the closing price of a share of Common Stock on the trading day immediately prior to such date.

(q)          “Parent” means any parent corporation within the meaning of Section 424(e) of the Code.

(r)          “Participant” shall mean an Eligible Individual selected by the Committee to participate in the Program who has made an election to purchase Common Stock in accordance with the terms and conditions of the Program.

(s)          “Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture, any federal, state or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of the foregoing.

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(t)          “Program” shall mean the RCS Capital Corporation 2014 Share Purchase Program, as amended from time to time.

(u)          “Purchase Account” has the meaning set forth in Section 5(e).

(v)         “Purchase Date” shall mean each of September 30, 2014, December 31, 2014 or such other date(s) in the calendar year 2014 determined by the Committee.

(w)          “Realty Capital Securities Wholesalers” shall mean any registered representative or registered principal employed by the Company’s Affiliate Realty Capital Securities, LLC and engaged in the wholesale broker-dealer business.

(x)          “Retail Advice Platform Subsidiary” means any registered broker-dealer or investment adviser engaged in the retail broker-dealer business or rendering investment advice to retail clients as part of the Company’s retail advice platform.

(y)          “Rule 16b-3” shall mean Rule 16b-3 promulgated under Section 16(b) of the Exchange Act as then in effect or any successor provisions.

(z)          “Service” shall mean: (i) for an Employee, the Participant’s employment with his or her Employer; (ii) for a Financial Advisor the services provided as a registered principal, registered representative of a broker-dealer or as an associated or registered person with the Company, a Retail Advice Platform Subsidiary or an Affiliate of the Company; and (iii) for an executive officer of the Company or one of its Affiliates, the Participant’s services with the Company or such Affiliate of the Company.

(aa)         “Subsidiary” shall mean a subsidiary corporation within the meaning of Section 424(f) of the Code.

(bb)         “Warrant” shall mean any warrant to purchase shares of Common Stock granted to a Participant pursuant to Section 6.

3.          Shares Reserved for Program.

(a)          The shares of Common Stock to be sold to Participants under the Program may, at the election of the Committee, be purchased on the open market or may be treasury shares or newly-issued and authorized shares of Common Stock, upon such terms as the Committee may approve. The maximum number of shares of Common Stock which shall be reserved and made available for sale to Participants or with respect to which Warrants may be granted under the Program shall be 4,000,000, subject to adjustment as provided in paragraph (c) of this section.

(b)          If on or prior to December 31, 2014, (i) any shares sold pursuant to the Program are repurchased by the Company pursuant to Section 5(g) or Section 5(j), or (ii) any Warrant granted under the Program terminates, is canceled or is forfeited for any reason, the number of shares of Common Stock repurchased by the Company or underlying any such Warrant shall again be available for all purpose under the Program.

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(c)          In the event of any increase, reduction, or change or exchange of the Common Stock for a different number or kind of shares or other securities of the Company by reason of a reclassification, recapitalization, merger, consolidation, reorganization, stock dividend, stock split or reverse stock split, combination or exchange of Common Stock repurchase of Common Stock, change in corporate structure or otherwise, the Committee shall conclusively determine the appropriate equitable adjustments, if any, to be made under the Program, including without limitation adjustments to the number of shares of Common Stock which have been authorized for issuance under the Program but have not yet been purchased or granted under a Warrant, the number of shares of Common Stock covered by outstanding unexercised Warrants, and the price per share of Common Stock covered by each outstanding unexercised Warrant. Fractional shares of Common Stock resulting from any adjustment to the Warrants shall be aggregated until, and eliminated at, the time of exercise by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

4.          Administration of the Program.

(a)          The Program shall be administered by the Committee and the Committee may select an administrator or any other person to whom its duties and responsibilities hereunder may be delegated. The Committee shall have full power and authority, subject to the provisions of the Program, to promulgate such rules and regulations as it deems necessary for the proper administration of the Program, to interpret the provisions and supervise the administration of the Program, and to take all actions in connection therewith or in relation thereto as it deems necessary or advisable. The Committee may adopt special guidelines and provisions for persons who are residing in, or subject to the laws of, jurisdictions outside of the United States to comply with applicable tax and securities laws. All interpretations and determinations of the Committee shall be made in its sole and absolute discretion based on the Program document and shall be final, conclusive and binding on all parties.

(b)          The Committee may employ such legal counsel, consultants, brokers and agents as it may deem desirable for the administration of the Program and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant, broker or agent. The Committee may, in its sole discretion, appoint agents to purchase and sell shares of Common Stock in accordance with the Program, keep records, send statements of account to Participants and to perform other duties relating to the Program, as the Committee may request from time to time. Unless otherwise requested by the Participant, Common Stock purchased under the Program may be held by and in the name of, or in the name of a nominee of, a custodian appointed by the Committee for the benefit of each Participant, who shall thereafter be a beneficial stockholder of the Company. The Committee may adopt, amend or repeal any guidelines or requirements necessary for the custody and delivery of the Common Stock, including, without limitation, guidelines regarding the imposition of reasonable fees in certain circumstances.

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(c)          The Company shall, to the fullest extent permitted by law and the Certificate of Incorporation and By-laws of the Company and, to the extent not covered by insurance, indemnify each director, officer or employee of the Company or its Affiliates (including the heirs, executors, administrators and other personal representatives of such person) and each member of the Committee against all expenses, costs, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was serving this Program in any capacity at the request of the Company, except in instances where any such person engages in willful misconduct or fraud. Such right of indemnification shall include the right to be paid by the Company for expenses incurred or reasonably anticipated to be incurred in defending any such suit, action or proceeding in advance of its disposition; provided, however, that the payment of expenses in advance of the settlement or final disposition of a suit, action or proceeding, shall be made only upon delivery to the Company of an undertaking by or on behalf of such person to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified hereunder. Such indemnification shall be in addition to any rights of indemnification the person may have as a director, officer or employee or under the Certificate of Incorporation of the Company or the By-Laws of the Company. Expenses incurred by the Committee or the Board of Directors in the engagement of any such counsel, consultant or agent shall be paid by the Company.

5.          Purchase Program.

(a)          Participation. The Committee shall select, in its sole discretion, the Eligible Individuals who may elect to participate under the Program. Each Eligible Individual selected by the Committee may participate in the Program by making an election to purchase Common Stock under the Program.

(b)          Election. Not less than 10 days prior to the first Purchase Date on which an Eligible Individual selected pursuant to Section 5(a) desires to purchase Common Stock under the Program, the Eligible Individual shall deliver to the Committee an election on a form provided by the Committee specifying the dollar value of Common Stock the Eligible Individual desires to purchase on such Purchase Date and each subsequent Purchase Date. The dollar value elected by the Eligible Individual is not required to be equal for each Purchase Date (and may be $0 for a specified Purchase Date); provided that:

(i)          the aggregate minimum value of shares of Common Stock that any Employee, other than a Realty Capital Securities Wholesaler or executive officer, must elect to purchase under the Program is $5,000; and

(ii)         the aggregate minimum value of shares of Common Stock that any Financial Advisor, Realty Capital Securities Wholesaler or executive officer must elect to purchase under the Program is $30,000.

(c)          Cancellation of Election. A Participant who has elected to purchase Common Stock on a Purchase Date may cancel his or her election by no later than 10 days prior to the Purchase Date upon written notice of cancellation to the Committee on a form provided by, or acceptable to, the Committee; provided, that unless such cancellation would result in the Participant purchasing zero (0) shares under the Program, such cancellation will not be effective to the extent it would reduce the aggregate value of the purchases by the Participant under the Program to less than the applicable minimum purchase amount set forth in Section 5(b). A Participant’s rights, upon the cancellation of his or her election to purchase Common Stock, shall be limited to either receiving in cash, as soon as practicable after delivery of the notice of cancellation, the cash balance (without interest) then credited to his or her Purchase Account or electing to use such funds to purchase shares of Common Stock on a subsequent Purchase Date, if any.

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(d)          Purchase Price. The purchase price for each share of Common Stock purchased pursuant to the Program shall be the Market Price of a share of Common Stock on the applicable Purchase Date.

(e)          Method of Payment. Payment for Common Stock purchased pursuant to the Program shall be made in such form as the Committee may determine, including without limitation, in cash or by check, bank draft or money order payable to the order of the Company. All payments made by Participants shall be held by the Company in a non-interest bearing account prior to be used to purchase Common Stock (a “Purchase Account”). Each Purchase Account will be segregated and held in the name of the Participant.

(f)          Purchase of Shares. Subject to Section 5(j), a Participant’s election to purchase Common Stock shall be exercised automatically on each Purchase Date elected by the Participant with the funds in such Participant’s Purchase Account on such Purchase Date for a number of shares of Common Stock determined as follows: (i) the maximum number of whole shares of Common Stock based on the Market Price and the value of Common Stock elected to be purchased by the Participant with respect to such Purchase Date, (ii) rounded down to the nearest number of whole shares of Common Stock that is a multiple of three (3), or down to zero (0) if the number determined under (i) is less than three (3). Any excess funds in the Participant’s Purchase Account with respect to such election not used to purchase Common Stock on a Purchase Date shall automatically be used to purchase Common Stock on the next subsequent Purchase Date, if any. If all or any portion of the shares of Common Stock cannot reasonably be purchased on the Purchase Date in the sole discretion of the Committee because of unavailability or any other reason, such purchase shall be made as soon thereafter as feasible. All Common Stock purchased by a Participant on a Purchase Date shall, for all purposes, be deemed to have been issued and sold as of the close of business on such Purchase Date and shall be credited to the Participant’s Purchase Account as soon as administratively feasible after the Purchase Date.

(g)          Failure to Pay. If, for any reason not set forth in Section 5(c), a Participant who has filed an election under the Program has not paid to the Company by no later than 10 days prior to a Purchase Date sufficient funds to purchase the value of Common Stock elected to be purchased by the Participant on such Purchase Date, the Company may treat such failure as a cancellation of the Participant’s election to purchase Common Stock on such Purchase Date in accordance with Section 5(c). Notwithstanding anything herein to the contrary, if as a result of a cancellation pursuant to this Section 5(g) a Participant will not satisfy the minimum purchase requirements set forth in Section 5(b) as of December 31, 2014, then by no later than January 31, 2015, the Committee may, in its sole discretion, (i) require the Participant to sell to the Company any shares of Common Stock acquired by the Participant under the Program at a price per share equal to the lesser of (x) the Market Price on the date of repurchase by the Company and (y) the Market Price on the applicable Purchase Date the Participant acquired such Common Stock (such price per share, the “Repurchase Price”), and (ii) cancel for no consideration any Warrants granted to the Participant with respect to such Common Stock purchased by the Company.

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(h)          Over-Subscription. Notwithstanding anything herein to the contrary, if the number of shares of Common Stock that would otherwise be purchased on a Purchase Date based on Participant elections exceeds the number of shares of Common Stock then available under the Program (after deduction of all Common Stock which have already been purchased or granted under Warrants) or if all or any portion of the shares of Common Stock cannot reasonably be purchased on the Purchase Date in the sole discretion of the Committee because of any other reason, the Committee shall:

(i)          First, allocate the shares of Common Stock to those Participants whose aggregate share purchases on all prior Purchase Dates did not satisfy the minimum purchase requirements set forth in Section 5(b) in a manner determined by the Committee such that the minimum purchase requirements are satisfied; and

(ii)         Second, make a pro rata allocation of the shares of Common Stock remaining available in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Committee shall give written notice to each Participant of the reduction in the number of shares of Common Stock affected.

(i)          Excess Funds. Any excess funds remaining on January 1, 2015 in a Participant’s Purchase Account from payments made by the Participant to the Program, shall be returned to the Participant (without interest) by no later than January 5, 2015.

(j)          Termination of Service. Notwithstanding anything herein to the contrary, for a Participant’s election to take effect, the Participant must remain in continuous Service from the date of his or her election through the applicable Purchase Date. In the event of a Participant’s termination of Service prior to December 31, 2014 for any reason other than for Cause, the Participant may retain all shares purchased under the Program prior to the date of termination without regard to the minimum purchase requirements set forth in Section 5(b). In the event of a Participant’s termination of Service prior to December 31, 2014 for Cause, then by no later than January 31, 2015, the Committee may, in its sole discretion, (i) require the Participant to sell to the Company any shares of Common Stock acquired by the Participant under the Program at a price per share equal to the applicable Repurchase Price, and (ii) cancel for no consideration any Warrants granted to the Participant with respect to such Common Stock purchased by the Company. In addition, upon termination of Service for any reason prior to December 31, 2014, any amount credited to a Participant’s Purchase Account shall be promptly refunded in cash to such Participant (without interest).

(k)          Change in Control. In the event of the consummation of a Change in Control prior to December 31, 2014, the date immediately prior to the date of the consummation of such Change in Control shall be deemed the final Purchase Date under the Program and all elections made by Participants with respect to any Purchase Date that otherwise would have occurred on or following such date shall be consummated on such final Purchase Date.

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6.          Warrants

(a)          On each Purchase Date, the Company shall grant to each Participant a Warrant to purchase an additional one (1) share of Common Stock for every three (3) shares of Common Stock purchased by such Participant under the Program on such Purchase Date. The exercise price per share of Common Stock subject to a Warrant shall be the Market Price of the Common Stock on the applicable Purchase Date.

(b)          Warrants shall vest and become exercisable on the third (3rd) anniversary of the Purchase Date on which the Warrant is granted; provided that the Participant has provided continuous Service to the Company or one of its Affiliates from the grant date through the vesting date; and further provided, that the Committee may accelerate the vesting of any Warrant at any time in its sole discretion.

(c)          Subject to Sections 6(d) and 6(f), Vested Warrants may be exercised by the Participant until the earliest to occur of the following:

(i)          If the Participant’s Service is terminated for any reason other than for Cause, the date which is thirty (30) days following the date on which the Participant’s Service is terminated; and

(ii)         The tenth (10th) anniversary of the date on which the Warrant is granted.

(d)          Upon a Participant’s termination of Service for any reason, all outstanding unvested Warrants held by the Participant shall expire and terminate immediately. Upon a Participant’s termination of Service for Cause, all outstanding Warrants, vested or unvested, held by the Participant shall expire and terminate immediately

(e)          To exercise a Warrant, unless otherwise directed or permitted by the Committee, the Participant must:

(i)          execute and deliver to the Company a properly completed notice of exercise in the form satisfactory to the Committee;

(ii)         execute and deliver such other documentation as required by the Committee as the Board or Committee may from time to time establish;

(iii)        remit the aggregate exercise price to the Company in full, payable (A) in cash or by check, bank draft or money order payable to the order of the Company; (B) to the extent permitted by applicable law, through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the purchase price; or (C) on such other terms and conditions as may be acceptable to the Committee;

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(iv)        unless otherwise directed or permitted by the Committee, pay or provide for all applicable withholding taxes in respect of the exercise of the Warrant, in whole or in part, by (A) remitting the aggregate amount of such taxes to the Company in full, in cash or by check, bank draft or money order payable to the order of the Company, (B) by reducing the number of shares of Common Stock otherwise deliverable upon exercise of the Warrant or, as determined in the Committee’s sole discretion, at the Participant’s election, in the form and manner prescribed by the Committee, by delivery of shares of Common Stock to the Company, or (C) making such other arrangements acceptable to the Committee, including permitting the Company to have such amounts withheld from other compensation owed to the Participant.

(f)          In the event of a Change in Control, and except as otherwise provided by the Committee, a Participant’s outstanding Warrants, whether or not then vested, shall be treated in accordance with one of the following methods as determined by the Committee in its sole discretion:

(i)          Warrants shall be continued, assumed, have new rights substituted therefor or be treated in accordance with Section 6(g), as determined by the Committee in its sole discretion.

(ii)         The Committee, in its sole discretion, may provide for the purchase of any Warrants by the Company (or the cancellation and extinguishment thereof pursuant to the terms of a merger or other agreement entered into by the Company governing such Change in Control) for an amount of cash equal to the excess of the Change in Control Price (as defined below) of the shares of Common Stock covered by such Warrants, over the aggregate exercise price of such Warrants. For purposes of this Section 6(f)(ii), “Change in Control Price” shall mean the highest price per share of Common Stock paid in any transaction related to a Change in Control; provided, however, that for the avoidance of doubt the Change in Control Price shall not exceed the Market Price of the Common Stock at the time of purchase as determined in accordance Section 409A of the Code.

(iii)        The Committee may, in its sole discretion, provide for the cancellation of any Warrant without payment, if the Change in Control Price is less than the exercise price of such Warrant.

(g)          In the event of an Acquisition Event, the Committee may, in its sole discretion, terminate all outstanding and unexercised Warrants effective as of the date of the Acquisition Event, by delivering notice of termination to each Participant at least 20 days prior to the date of consummation of the Acquisition Event, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, each such Participant shall have the right to exercise his or her Warrants that are then outstanding to the extent vested as of the date on which such notice of termination is delivered (or, at the discretion of the Committee, without regard to any limitations on exercisability), but any such exercise shall be contingent on the occurrence of the Acquisition Event, and, provided that, if the Acquisition Event does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void. If the Acquisition Event does take place after giving such notice, a Warrant not exercised prior to the date of the consummation of the Acquisition Event shall be forfeited simultaneously with the consummation of the Acquisition Event. For the avoidance of doubt, in the event of an Acquisition Event, the Committee may, in its sole discretion, terminate any Warrant for which the exercise price is equal to or exceeds the Market Price on the date of the consummation of such Acquisition Event without payment of consideration.

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7.          Delivery of Common Stock.

All Common Stock purchased pursuant to the Program (including Common Stock purchased through the exercise of a Warrant) shall be delivered by the Company in a manner as determined from time to time, by the Committee. The Committee, in its sole discretion, may determine that the Common Stock shall be delivered by the Company to the Participant by issuing and delivering a certificate for and/or a book entry notation evidencing the number of shares of Common Stock purchased by a Participant, or that the Common Stock purchased by a Participant be delivered to a securities brokerage firm, as selected by the Board or the Committee, and such Common Stock shall be maintained by the securities brokerage firm in separate Program accounts for Participants. The Committee may also elect to use another delivery system to evidence ownership of shares of Common Stock.

8.          Stockholder Rights.

Only upon the issuance of Common Stock to a Participant shall a Participant obtain the rights of stockholders, including, without limitation, any right to vote the Common Stock or receive any dividends or any other distributions thereon.

9.          Rights to Purchase Shares Not Transferable.

Neither amounts credited to a Participant’s Purchase Account nor any rights with regard to the election to purchase Common Stock under the Program may be sold, pledged, assigned or transferred in any manner. Warrants may not be sold, pledged, assigned or transferred in any manner otherwise than by will or the laws of descent and distribution. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as a cancellation of a Participant’s election to purchase shares of Common Stock in accordance with Section 5(c).

10.         Amendment and Termination.

The Company, by action of the Board of Directors (or a duly authorized committee) or the Committee may at any time terminate, amend or freeze the Program. No such termination shall adversely affect the Warrants previously granted to a Participant without the consent of such Participant. Notwithstanding the foregoing, the Board of Directors or the Committee may make such changes in the Program as may be necessary or desirable, in the opinion of counsel, so that the Program and any Warrants granted thereunder will comply with the applicable rules and regulations of any governmental authority or securities exchange. No amendment shall be effective unless approved by the stockholders of the Company if stockholder approval of such amendment is required to comply with any applicable law, regulation or stock exchange rule. Upon termination of the Program, the Company shall return or distribute the amounts credited to a Participant’s Purchase Account (that have not been used to purchase Common Stock). Upon the freezing of the Program, any amounts credited to a Participant’s Purchase Account (that have not been used to purchase Common Stock) shall be used to purchase Common Stock in accordance with Section 5 hereof, with the effective date of the freezing of the Program being deemed the final Purchase Date.

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11.         Effective Date.

The Program was adopted by the Board of Directors of the Company on April 2, 2014, subject to the approval of the Company’s stockholders. The Program will be effective as of the date of approval by the Company’s stockholders, provided, that if such approval is received by the written consent of the holders of a majority of the shares of stock of the Company entitled to vote to approve the Program pursuant to Section 228 of the General Corporation Law of the State of Delaware, then the effective date of the Program shall be the later of the twentieth (20th) calendar day following (a) such approval and (b) the date a definitive information statement is sent or given to the Company’s stockholders. The effective date as determined in accordance with this Section 11 shall be referred to herein as the “Effective Date”.

12.         Notices.

All notices or other communications by a Participant to the Company or the Committee under or in connection with the Program shall be deemed to have been duly given when received in the form specified by the Company or Committee at the location, or by the person, designated for the receipt thereof and within the time period prescribed by the Company or Committee. Each Participant shall be responsible for furnishing the Committee with the current and proper address for the mailing of notices and the delivery of other information. Any notices or communications by the Company to a Participant shall be deemed given if directed to such address and mailed by regular United States mail, first-class and prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing shall be suspended until the Participant furnishes the proper address.

13.         Regulations and Other Approvals; Governing Law.

(a)          This Program and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.

(b)          The obligation of the Company to sell or deliver Common Stock under the Program shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

(c)          To the extent required, the Program is intended to comply with exemptive conditions under Rule 16b-3 and the Committee shall interpret and administer the provisions of the Program in a manner consistent therewith. Any provisions inconsistent with Rule 16b-3 shall be inoperative and shall not affect the validity of the Program.

(d)          The Program is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended, nor is it intended to be qualified under Section 401(a) of the Code.

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14.         Restrictions.

All certificates or book entry accounts for Common Stock delivered under the Program shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable to assist in the compliance with any applicable tax withholding laws or under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or any national securities association system upon whose system the Common Stock is then quoted, any applicable Federal or state securities law, and any applicable corporate law and the Committee may cause a legend or legends to be put on any such certificates or book entry accounts to make appropriate reference to such restrictions.

15.         No Service Rights.

The establishment and operation of this Program shall not confer any legal rights upon any Participant or other person for a continuation of Service, nor shall it interfere with the rights of any entity to terminate the service of any Employee, Financial Advisor or executive officer, and to treat him or her without regard to the effect which that treatment might have upon him or her as a Participant or potential Participant under the Program.

16.         Severability of Provisions.

If any provision of the Program shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Program shall be construed and enforced as if such provisions had not been included.

17.         Construction.

The use of a masculine pronoun shall include the feminine, and the singular form shall include the plural form, unless the context clearly indicates otherwise. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Program, and shall not be employed in the construction of the Program.

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